Exhibit 99.2

Silverstar’s Empire Interactive Unveils Fall 2008 Product Lineup

Empire Introduces Global Brands, Key Franchise Developments and Exciting New Properties to Global Electronic Game Market

BOCA RATON, Fla., July 22, 2008 (PRIME NEWSWIRE) -- Empire Interactive, an international publisher and developer of interactive entertainment software and a subsidiary of Silverstar Holdings, Ltd (NasdaqCM:SSTR - News), unveiled its Fall 2008 product lineup with the addition of exciting global brands, the expansion of well-known franchises, and all-new intellectual properties. Empire’s fall product line is sure to please video game players of all ages.

“The release of these major titles positions us to capture peak sales of the holiday shopping season,” notes Clive Kabatznik, president and CEO of Silverstar Holdings. “The first half of fiscal 2009 is shaping up to be the company’s strongest period of new product releases and sales.”

The titles of the company’s major products to be released starting in August include:

Unsolved Crimes

Unsolved Crimes is a new kind of game for the Nintendo DS(tm). The absorbing, enthralling character driven adventure game integrates the thrills of an action game with the mental challenges of a 3D crime investigation. In Unsolved Crimes players take the role of a young rookie detective in the homicide division, who, with their partner, must solve the mysterious kidnapping of aspiring model, Betsy Blake. Set in a stylized 1970s New York, it is up to players to disentangle the truth from lies, and try to find Betsy before it’s too late.

Genre: Action Adventure/Point and Click (Crime Mystery)

Format: Nintendo DS(tm)

Release Date: Fall 2008 (Worldwide, excluding Asia)

Brand: Empire Interactive

MSRP: $29.99

Pipe Mania

Pipe Mania builds on the infectious playability of the original with expanded game modes, new themes, new play mechanics to challenge players of all types and ages. Alfonso Senior, having made his fortune from the original Pipe Mania, has retired to his own private island paradise, but there’s just one problem -- the island is being ruined by cowboy plumbers. The biggest of them all, Buffalo Bonzo, is wreaking havoc all over the island. Playing as Alfonso’s children, Junior and Fawcett, it’s up to players to take over the family business and save the island from pollution.

Pipe Mania is a frenetic puzzle game, accessible to all ages -- young and old. The game requires quick thinking, hand-eye coordination and keen spatial awareness.

Genre: Puzzle

Format: Playstation 2(tm), Playstation Portable, Nintendo DS(tm) & PC

Release Date: Fall 2008 (Worldwide)

Brand: Empire

MSRP: $19.99

Hello Kitty: Big City Dreams

In search of new adventures, Hello Kitty is set to make a move to the Big City this fall in Empire Interactive’s Hello Kitty: Big City Dreams for the Nintendo DS(tm). Kitty White is moving away from her beloved Sanrio Town into a simple downtown apartment in the Big City, and it’s up to players to help her fulfill her dream of someday moving into a luxurious, top-floor penthouse apartment.

Genre: Adventure

Format: Nintendo DS(tm)

Release Date: Fall 2008 (Worldwide, excluding Asia)

Brand: Empire Interactive

MSRP: $29.99

Jackass DS The Game

Jackass the Game is based off the hit MTV television series Jackass. You play as Dickhouse Productions’ new intern. Your job is to do whatever the Jackass crew wants you to do and like it. Throughout the game, each member of the Jackass crew will have tasks for you to accomplish. The game is set in Mainus City, where you and the crew play through five Mainus areas (City, Suburbs, Mountains, Beach, and Industrial Park), and perform crazy stunts that range from a simple wagon ride to massively crazy tasks that only the Jackass crew could contrive. Stunts comprise of riding vehicles, launchers, crashing through billboards, phone booths, and collecting various items to unlock funny outfits. There are two mini-games: Dodgeball and Snowball. In Dodgeball, you can play a friendly game against friends via LAN. In snowball, you shoot snowballs at pedestrians.

Genre: Adventure

Format: Nintendo DS(tm)

Release Date: Autumn 2008 (Europe)

Brand: Empire Interactive

MSRP: $44.99

FlatOut Ultimate Carnage

While simulation racers have traditionally found their home on PCs, FlatOut Ultimate Carnage blurs the line between arcade and simulation, offering PC gamers a ``death proof’’ experience in which more than 8,000 persistent objects per track will throw your car off course and into last place. With an average of 20,000 polygons per car, expect bodywork to get mashed up quickly. There are eight full offline game modes including Career Race, Time Trial, Carnage Race, Beat the Bomb, Last Man Standing, Deathmatch Derby, Multiplayer Party Mode, and the favorite Ragdoll Mini Games.

FlatOut Ultimate Carnage fully embraces Games for Windows LIVE functionality, offering a wide variety of online modes, including the Head On mode, where racers have to get to the end of the track, turn around and avoid their oncoming opponents on the return leg.

Genre: Arcade Destruction Racing

Format: Games for Windows - LIVE DVD ROM

Release Date: August 2008 (Worldwide)

Published by: Empire Interactive

MSRP: $19.99
Web: http://www.flatoutgame.com

Ford Racing Off Road

Off Road takes the multi-million unit selling Ford franchise away from the tracks and urban streets of its predecessors, to rugged, tough terrain for the very first time. Off Road also marks the introduction of the prestigious Land Rover brand, synonymous, like Ford, with a rich heritage of producing pioneering off road vehicles. Players can now race some of the world’s toughest off road trucks, 4x4s and SUVs through beautifully detailed environments, stunning scenery and wide sweeping tracks designed for rough-tough, high-speed racing.

With real time, on-the-go vehicle damage repair, acceleration faster than any previous Ford game, and alternative routes, Off Road brings a plethora of new and exclusive features to test players’ driving prowess at high speeds. Racing has never been this exhilarating!

Genre: Racing

Format: Nintendo Wii

Release Date: August 2008 (Worldwide)

Published by: Empire Interactive

MSRP: PSP and PC $19.99, PS2 $14.99, Wii $29.99
Web: http://www.icewaterdesert.com

About Empire Interactive

Empire Interactive is a leading publisher of interactive entertainment software that has been established for 19 years. Headquartered in the UK, Empire Interactive also has offices in the U.S., Germany, France, Spain and Italy. The company develops and publishes a varied range of titles for all current platforms in the U.S., Europe and Asia. Games such as Starsky & Hutch, Big Mutha Truckers, Ford Racing and FlatOut have all enjoyed success across the world. Its budget label, Xplosiv, is one of the fastest growing in Europe. Further information about Empire Interactive and its products can be found at http://www.empireinteractive.com.

The Empire Interactive logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3408

About Silverstar Holdings

Silverstar Holdings Ltd. (NasdaqCM:SSTR - News) is a leading international publisher and developer of interactive entertainment software. It currently owns Empire Interactive, PLC and Strategy First, Inc., a leading development and worldwide publisher of entertainment software for the PC. For more information about Silverstar Holdings go to http://www.silverstarholdings.com.

Contact:

Empire Interactive
Karim Farghaly, Vice President, Sales
512-343-4585
karim@empireinteractive.com

Liolios Group, Inc.
Investor Relations
Matt Glover
Ron Both
949-574-3860
info@liolios.com